THOMAS G. KIMBLE & ASSOCIATES
                311 South State Street, Suite 440
                   Salt Lake City, Utah 84111
                         (801) 531-0066



July 19, 1999

Board of Directors
Gourmet Herb Growers, Inc.
2302 Parley's Way
Salt Lake City, Utah 84109

Re: Opinion and Consent of Counsel with respect to Registration Statement on Form SB-2

TO WHOM IT MAY CONCERN:

     You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of the Company pursuant to the filing of a registration statement on Form SB-2 with the Securities and Exchange Commission.

     The proposed offering and public distribution relates to 1,000,000 shares of Common Stock, $.001 par value to be offered and sold to the the holders of Warrants at a price of $1.00 per share. The Warrants are being distributed as a dividend with respect to the Common Stock of the Company to shareholders of record as of a date to be determined prior to the effective date of the registration statement. It is our opinion that the shares of Common Stock will, when issued in accordance with the terms and conditions set forth in the registration statement, be duly authorized, validly issued, fully paid and nonassessable shares of common stock of the Company in accordance with the corporation laws of the State of Nevada.

     We hereby consent to be named as counsel for the Company in the registration statement and prospectus included therein.

                              Sincerely yours,

                              THOMAS G. KIMBLE & ASSOCIATES


                              /s/Van L. Butler
                              Van L. Butler